Exhibit 99.1

Information for Potential Financing Sources

The Transactions

On July 14, 2012, we entered into an Agreement and Plan of Merger (the “Agreement”) with Sky Growth Holdings Corporation, a Delaware corporation (“Parent”), and Sky Growth Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Agreement provides for the merger of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the “Merger”).

Parent and Merger Sub are beneficially owned by affiliates of TPG Capital, L.P. (the “Sponsor”) and were formed solely for the purposes of executing the Agreement and facilitating the Merger. The Agreement provides for a purchase price of approximately $1.9 billion for our fully diluted equity. We expect this transaction to close, subject to customary conditions, before the end of 2012.

For more information about the Merger, the Agreement and our modification of the Rights Agreement, please see our Current Report on Form 8-K, filed July 16, 2012 and our Definitive Proxy Statement on Schedule 14A, filed on August 27, 2012. Please also see our Current Reports on Form 8-K, filed on September 6, 2012 and September 10, 2012, and our Definitive Additional Materials on Schedule 14A, filed on September 6, 2012 and September 10, 2012, for information regarding certain information that we have previously furnished to prospective debt financing sources that are expected to provide a portion of the financing for the transactions contemplated by the Agreement.

At the effective time of the Merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by (i) the Company, Merger Sub or any direct or indirect subsidiary of any of them immediately prior to the effective time of the Merger or (ii) stockholders who have properly exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under Delaware law) will be converted automatically into the right to receive $50.00 in cash (“Per Share Acquisition Consideration”), without interest. After that time, we will continue our current operations, except that we will cease to be a public company, and our common stock will cease to be traded on The New York Stock Exchange.

Company stock options, restricted shares, restricted stock units, performance share units and director stock units will generally be cancelled upon completion of the Merger in exchange for the Per Share Acquisition Consideration or, in the case of stock options, the excess, if any, of the Per Share Acquisition Consideration over the exercise price of the option. All performance-based vesting criteria in respect of performance share units will be deemed satisfied at target for purposes of calculating the amounts payable.

Parent expects to pay the purchase price for the shares of common stock of the Company with borrowings under a new $980.0 million senior secured term loan facility, the proceeds from the sale of $490.0 million in Senior Notes, a $738.8 million equity contribution from the Sponsor and one or more potential co-investors and the Company’s cash on hand. Parent is also expected to enter into a new $150.0 million senior secured revolving credit facility, which is currently expected to be undrawn at closing of the Merger (although we may further draw on the senior secured revolving credit facility at closing to (i) pay fees and expenses related to the Merger, including any original issue discount or upfront fees, if any, related to the issuance of the notes offered and/or the senior secured term loan facility, (ii) to replace, backstop or cash-collateralize letters of credit, if any, and (iii) to fund working capital needs). Certain managers of the Company will be given the opportunity to roll over shares of common stock and stock options in connection with the Merger. The amount of the cash equity investment and/or borrowings needed to finance the Merger will be reduced by the value of the rolled shares and stock options.

Summary Historical and Unaudited Pro Forma

Condensed Consolidated Financial Data

The following table sets forth summary historical and unaudited pro forma condensed consolidated financial data of our business for the periods and the dates indicated. We have derived the summary historical consolidated financial data as of December 31, 2010 and 2011 and for the fiscal years ended December 31, 2009, 2010 and 2011 from the audited consolidated financial statements and related notes of Par. We have derived the summary historical consolidated financial data as of December 31, 2009 from the audited consolidated financial statements and related notes of Par. We have derived the summary historical consolidated financial data as of and for the six-month periods ended June 30, 2011 and 2012 from the unaudited condensed consolidated financial statements and related notes of Par. We derived the summary historical financial data for the twelve-month period ended June 30, 2012 from our audited consolidated financial data for the year ended December 31, 2011 and the unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2011 and 2012. In the opinion of management, the unaudited condensed consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position and operating results as of and for the applicable periods. Our historical operating results are not necessarily indicative of future operating results. The recent acquisitions of Anchen Incorporated and its subsidiary, Anchen Pharmaceuticals, Inc. (collectively referred to as “Anchen”) on November 17, 2011 and Edict Pharmaceuticals Private Limited (“Edict”) on February 17, 2012 will affect comparability between periods. The summary historical and unaudited pro forma combined financial data set forth below is not necessarily indicative of the results of future operation.

The summary unaudited pro forma combined income statement and other data for the twelve months ended June 30, 2012 gives effect to the Transactions, as well as the acquisitions of Anchen and Edict, as if they each had occurred on January 1, 2011. The unaudited pro forma combined balance sheet data gives effect to the Transactions as if they had occurred on June 30, 2012. The summary unaudited combined pro forma financial data are for informational purposes only and do not purport to represent what our results of operations or financial position would have been if the Transactions or the acquisitions of Anchen and Edict had occurred at any other date, nor do such data purport to project the results of operations for any future period.

	Fiscal Years Ended December 31,			Six Months Ended June 30,		Twelve Months Ended June 30, 2012	Pro Forma Combined Twelve Months Ended June 30, 2012
	2009	2010	2011	2011	2012
				(unaudited)	(unaudited)	(unaudited)	(unaudited)
	($ in thousands)
Statement of Operations Data:
Net product sales(1)	$1,176,427	$980,631	$887,495	$435,807	$549,920	$1,001,608	$1,037,452
Other product related revenues	16,732	28,243	38,643	21,333	15,885	33,195	34,898

Total revenues	1,193,159	1,008,874	926,138	457,140	565,805	1,034,803	1,072,350
Cost of goods sold, excluding amortization expense	838,167	620,904	526,288	243,094	303,175	586,369	608,710
Amortization expense	21,039	14,439	13,106	5,367	21,630	29,369	93,751

Total cost of goods sold	859,206	635,343	539,394	248,461	324,805	615,738	702,461

Gross margin	333,953	373,531	386,744	208,679	241,000	419,065	369,889
Research and development	39,235	50,369	46,538	18,787	50,616	78,367	106,801
Selling, general and administrative	165,135	192,504	173,378	93,101	81,826	162,103	170,158
Intangible asset impairment	—	—	—	—	2,000	2,000	2,000
Settlements and loss contingencies, net(2)	307	3,762	190,560	190,560	45,000	45,000	45,000
Restructuring costs	1,006	—	26,986	26,986	—	—	—

Total operating expenses	205,683	246,635	437,462	329,434	179,442	287,470	323,959

Gain on sale of product rights and other	3,200	6,025	125	—	—	125	125

Operating income (loss)	131,470	132,921	(50,593)	(120,755)	61,558	131,720	46,055
Other income (expense), net	368	3,459	237	—	—	237	2,826
Interest income	2,658	1,257	736	805	276	207	—
Interest expense	(8,013)	(2,905)	(2,676)	(301)	(6,163)	(8,538)	(106,676)

(Loss) income from continuing operations before tax	126,483	134,732	(52,296)	(120,251)	55,671	123,626	(57,795)
(Benefit) provision for income taxes(3)	48,883	41,980	(5,996)	(20,587)	33,062	47,653	(18,261)

(Loss) income from continuing operations after tax	77,600	92,752	(46,300)	(99,664)	22,609	75,973	(39,534)
Discontinued operations:
(Benefit) provision for income taxes	672	21	(20,155)	253	55	(20,353)	(20,354)

Income (loss) from discontinued operations	(672)	(21)	20,155	(253)	(55)	20,353	20,354

Net (loss) income	$76,928	$92,731	$(26,145)	$(99,917)	$22,554	$96,326	$(19,180)

Other Financial Data:
Cash provided by (used in)
Operating activities	$53,348	$164,309	$64,978	$100,140	$102,446	$67,284
Investing activities	(9,453)	(42,034)	(457,856)	(17,447)	(22,950)	(463,359)
Financing activities	(92,856)	(25,269)	336,720	5,644	(485)	330,591
Capital expenditures	(8,519)	(10,685)	(11,600)	(5,587)	(7,984)	(13,997)
Purchase of intangibles	(1,000)	(42,200)	(34,450)	(450)	—	(34,000)
Adjusted EBITDA(4)	194,474	226,501	248,511	137,438	167,506	278,579	$275,167
Adjusted EBITDA margin(5)							26%
Adjusted leverage ratio (6)							5.3	x
Adjusted interest coverage ratio(7)							2.6	x
Balance Sheet Data (at period end):
Cash and cash equivalents							$80,000
Total assets							2,884,366
Total long-term debt, including current maturities (gross)							1,470,000
Stockholders’ equity							674,623

(1)	The Company acquired Anchen on November 17, 2011 and acquired Edict on February 17, 2012. The operating results of Anchen from November 17, 2011 to December 31, 2011 are included in the reported financial results, reflecting total revenues of $12.9 million and a loss from continuing operations of $3.6 million. The operating results of Edict from February 17, 2012 to June 30, 2012 are included in the reported financial results, reflecting a loss from continuing operations of approximately $1.9 million.

(2)

For the fiscal year ended December 31, 2011 and six-month period ended June 30, 2011, we recorded the settlement in principle of average wholesale price (“AWP”) litigation claims related to federal contributions to state Medicaid programs in 49 states (excluding Illinois), and the claims of Texas, Florida, Alaska, South Carolina and Kentucky relating to their Medicaid programs for $154.0 million, recorded a settlement with the State of Idaho for $1.7 million and recorded an accrual for the remaining AWP matters. In the Utah suit, the time for responding to the complaint has not yet elapsed. In each of the remaining matters, we have either moved to dismiss the complaints or answered the complaints denying liability. In addition, during the six- and twelve-month periods ended June 30, 2012, we recorded an accrual of $45.0 million as management’s best estimate for potential losses related to a potential global settlement with respect to an inquiry by the Department of Justice into our promotional practices in the sales and marketing of Megace® ES. We have cooperated with the Department of Justice in this inquiry and intend to continue to do so.

(3)	The provision/(benefit) for income taxes was based on the applicable federal and state tax rates for those periods. The lower effective tax rate in 2011 is principally due to the non-deductibility of certain charges related to our settlement in principle of AWP litigation claims, non-deductibility of the annual pharmaceutical manufacturers’ fee, nondeductibility of certain acquisition-related transaction costs, and a change in valuation of deferred tax assets, off-set by a reduction in tax contingencies. The lower effective tax rate in 2010 is primarily due to an increased domestic manufacturing deduction and the reduction of certain tax contingencies due to settlements and lapses of the applicable statute of limitations.
(4)	“Adjusted EBITDA” represents net income before interest expense (net of interest income), income taxes, depreciation and amortization, impact of discontinued operations, impairment of intangible assets, restructuring activities, litigation settlements and contingencies, transaction expenses related to our acquisitions of Anchen and Edict, upfront and development milestone payments, stock-based compensation and certain other non-recurring, non-cash and other cash expenses which management believes will not be incurred, except for stock-based compensation, in the future. Adjusted EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by GAAP, and our calculations thereof may not be comparable to that reported by other companies. We present Adjusted EBITDA because we believe it provides useful information regarding our ability to service and/or incur indebtedness. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA:
•	does not reflect our capital expenditures or future requirements for capital expenditures or contractual commitments;
•

does not reflect expenditures related to current business development and product acquisition activities, including payments due under existing agreements related to products in various stages of development or contingent payments tied to the achievement of sales milestones;

•	does not reflect changes in, or cash requirements for, our working capital needs;
•	does not reflect significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;
•	excludes income tax payments that represent a reduction in cash available to us;
•	does not reflect any cash requirements for assets being depreciated and amortized that may have to be replaced in the future;
•	does not reflect the impact of earnings or charges resulting from matters we consider not be indicative of our ongoing operations; and
•	may be calculated differently by other companies in our industry, thereby limiting the usefulness as a comparative measure.

The table below reconciles net income (loss) to Adjusted EBITDA for the periods presented. Adjusted EBITDA excludes the impact of discontinued operations for all periods.

	Fiscal Years Ended December 31,			Six Months Ended June 30,		Twelve Months Ended June 30, 2012	Pro Forma Combined Twelve Months Ended June 30, 2012
	2009	2010	2011	2011	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	($ in thousands)
(Loss) income from continuing operations after tax	$77,600	$92,752	$(46,300)	$(99,664)	$22,609	$75,973	$(39,534)
Interest expense, net	5,355	1,648	1,940	(504)	5,887	8,331	106,676
Income taxes	48,883	41,980	(5,996)	(20,587)	33,062	47,653	(18,261)
Depreciation and amortization	35,612	29,389	28,036	12,381	31,341	46,996	113,563
Litigation settlements and contingencies(a)	(3,412)	861	190,560	190,560	45,000	45,000	45,000
Restructuring costs(b)	1,006	—	27,660	27,660	—	—	—
Transaction costs on business acquisitions(c)	—	—	11,048	2,097	2,180	11,131	—
Upfront and development milestones(d)	11,500	19,000	—	—	10,000	10,000	10,000
Anchen acquisition related costs(e)	—	—	5,152	—	4,522	9,674	12,279
Intangible asset impairment(f)	—	—	—	—	2,000	2,000	2,000
Gain on sale of product rights(g)	(3,200)	(6,025)	(125)	—	—	(125)	(125)
(Gain) loss on sale of securities and other investments(h)	55	(3,459)	(237)	—	—	(237)	(237)
Loss on extinguishment of debt(i)	2,598	—	—	—	—	—	—
Gain on bargain purchase(j)	(3,021)	—	—	—	—	—	—
AWP, DOJ and Pentech litigation costs(k)	13,293	23,086	18,988	13,263	6,242	11,967	11,967
Stock based compensation expense (l)	13,737	14,074	9,830	5,582	4,709	8,957	27,828
Bonus expense(m)	—	—	—	(1,614)	—	1,614	1,614
Run-rate impact of Strativa restructuring(n)	(5,532)	13,195	7,955	8,264	(46)	(355)	(355)
Management fee(o)	—	—	—	—	—	—	2,752

Adjusted EBITDA	$194,474	$226,501	$248,511	$137,438	$167,506	$278,579	$275,167

(a)

In fiscal year 2009, we recorded a $3.4 million gain related to the final resolution of our litigation with Pentech Pharmaceuticals. For the fiscal year ended December 31, 2011 and the six-month period ended June 30, 2011, we recorded the settlement in principle of AWP litigation claims related to federal contributions to state Medicaid programs in 49 states (excluding Illinois), and the claims of Texas, Florida, Alaska, South Carolina and Kentucky relating to their Medicaid programs for $154.0 million, recorded a settlement with the State of Idaho for $1.7 million and recorded an accrual for the remaining AWP matters. Additionally, during the six- and twelve-month periods ended June 30, 2012, we recorded an accrual of $45.0 million as management’s best estimate for potential losses related to a potential global settlement with respect to an inquiry by the Department of Justice into our promotional practices in the sales and marketing of Megace® ES.

(b)	During the fiscal year ended December 31, 2011 and the six-month period ended June 30, 2011, we announced our plans to resize our Strativa Pharmaceuticals division. We reduced our Strativa workforce by approximately 90 positions. In connection with these actions, we incurred cash expenses for severance and other employee-related costs of $1.6 million, non-cash expenses of $24.2 million related to the impairment of products no longer a priority for our remaining Strativa sales force, and non-cash expenses of $1.9 million related to inventory write-downs for samples and products associated with the products no longer a priority for our remaining Strativa sales force.
(c)	Consists of transaction-related expenses incurred in connection with the acquisitions of Anchen and Edict as well as transaction-related expenses incurred in connection with the Transactions.
(d)	Represent the initial payments made to acquire significant branded and generic product and/or distribution rights from various other pharmaceutical manufacturers prior to the product achieving legal and/or regulatory approval.
(e)

Represents the following charges associated with the Anchen acquisition: (i) cost of severance for terminated employees as well as certain other one-time acquisition-related payments made to Anchen’s executives and board of directors, (ii) non-recurring and non-operating income, including dividend income and miscellaneous gains on the disposal of assets, and (iii) acquired inventory was increased to its estimated selling price, less the cost of disposal and a reasonable profit allowance for the selling effort (the “inventory step-up”), as required under GAAP. The inventory step-up was recognized into earnings based on normal inventory turns and resulted in costs above standard post-acquisition costs.
(f)	During the six- and twelve-month period ended June 30, 2012, we abandoned an in-process research and development project acquired in the Anchen acquisition and recorded an intangible asset impairment of $2.0 million.
(g)	In fiscal year 2005, we entered into a joint development and collaboration agreement with Optimer Pharmaceuticals to commercialize Difimicin (PAR 101), then in 2007 in exchange for $20.0 million we returned the marketing rights to Optimer Pharmaceuticals. During the fiscal year ended December 31, 2010, Optimer Pharmaceuticals announced positive results from the second of two pivotal Phase 3 trials evaluating the safety and efficacy of fidaxomicin in patients with clostridium difficile infection, triggering a one-time $5.0 million milestone payment due to us under a termination agreement entered into by the parties in fiscal year 2007. In addition, we recognized a gain on the sale of product rights of $3.2 million, $1.0 million and $0.1 million during the fiscal years ended December 31, 2009, 2010 and 2011, respectively, related to the sale of multiple ANDAs.
(h)	During the fiscal year ended 2010, we received a settlement of $3.6 million related to an “earnout” payment associated with our former investment in Abrika Pharmaceuticals. Abrika merged with Actavis in 2007. In addition, we recognized miscellaneous non-operating gains and losses for the periods presented.
(i)	We accounted for our senior subordinated convertible notes (the “Convertible Notes”) under the provisions of FASB ASC 470-20 “Debt with Conversion and Other Options,” which required that we separately account for the liability and equity components of the Convertible Notes, as they might have been settled entirely or partially in cash upon conversion. During the fourth quarter of 2008, we began to repurchase Convertible Notes in advance of their September 30, 2010 maturity date. We continued to periodically purchase Convertible Notes on the open market through the third quarter of 2009, and through a “Modified Dutch Auction” tender offer announced and completed in the fourth quarter of 2009. All repurchases were made at prices at or below par value of the Convertible Notes. FASB ASC 470-20 dictated that we allocated purchase price to the estimated fair value to the Convertible Notes exclusive of the conversion feature and to the conversion feature. Based on our assessment, the entire repurchase price was allocated to the Convertible Notes exclusive of the conversion feature. The difference between the repurchase price and the net discounted carrying value of the Convertible Notes was reflected in the gain or loss on the extinguishment in the statement of operations.
(j)	During the year ended December 31, 2009, we recorded a $3.0 million gain related to the acquisition of certain assets and certain operating leases from MDRNA, Inc. The acquisition was accounted for as a bargain purchase under FASB ASC 805. The purchase price of the acquisition was allocated to the net tangible and intangible assets acquired, with the excess of the fair value of assets acquired over the purchase price recorded as a gain. The gain was mainly attributed to MDRNA’s plan to exit its contract manufacturing business.
(k)

Consists of external legal costs incurred in conjunction with our defense of the Pentech Pharmaceutical litigation, the actions brought by various states and the Department of Justice as it relates to the AWP litigation and the promotional practices of Strativa’s marketing of Megace® ES.

(l)	Represents the non-cash expense associated with stock-based compensation awards issued to various executive and non-executive employees. Approximately $2.5 million was recorded in cost of goods sold and approximately $25.3 million was recorded in operating expenses for the pro forma combined twelve-month period ended June 30, 2012.
(m)	A change in estimate related to our annual bonus program resulted in an unusually high level of bonus expense in the quarter ended December 31, 2011 (over 40% of the fiscal year bonus expense was recorded within this quarter). This expense was spread evenly over the quarters in fiscal year 2011.
(n)

During the fiscal year ended December 31, 2011 and the six-month period ended June 30, 2011, we resized our Strativa division and discontinued two products, Oravig® and Zuplenz®, that are no longer a priority for our remaining Strativa sales force. The historical periods include certain selling, general and administrative costs, including employee compensation, sales commissions, research and development and promotion and marketing expenses that were previously dedicated to supporting these two brands and will not be part of continuing operations prospectively. This adjustment has the effect of excluding product revenue and operating expenses related to Oravig® and Zuplenz® as well as historical royalty revenue related to our co-promotion of Solvay’s brand product Androgel®, which terminated in December 2010.

(o)	Reflects an estimated management fee payable to an affiliate of TPG equal to the lesser of (i) 1% of Adjusted EBITDA or (ii) $4.0 million, pursuant to a new management agreement that we expect to enter into in connection with the Transactions. See “Certain Relationships and Related Party Transactions.”
(5)	Defined as the ratio of Adjusted EBITDA for the pro forma combined twelve-month period ended June 30, 2012 to pro forma total revenues for the pro forma combined twelve-month period ended June 30, 2012.
(6)	Defined as the ratio of pro forma total indebtedness (principal amount) as of June 30, 2012 to Adjusted EBITDA for the pro forma combined twelve-month period ended June 30, 2012.
(7)	Defined as the ratio of Adjusted EBITDA for the pro forma combined twelve-month period ended June 30, 2012 to pro forma total interest expense for the pro forma combined twelve-month period ended June 30, 2012.

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following tables set forth unaudited pro forma combined financial data as of June 30, 2012, for the fiscal year ended December 31, 2011, for the six months ended June 30, 2011 and 2012 and the twelve months ended June 30, 2012. The unaudited pro forma balance sheet as of June 30, 2012 gives effect to the Transactions and the Other Acquisitions (as defined below) as if they occurred on that date. The unaudited pro forma combined statement of operations for the fiscal year ended December 31, 2011, the six months ended June 30, 2011 and 2012 and the twelve months ended June 30, 2012 have been prepared to illustrate the effects of the Transactions and the Other Acquisitions (as defined below) as if they had occurred on January 1, 2011. The pro forma data have been derived from the audited financial statements of Par for the fiscal year ended December 31, 2011 and the unaudited financial statements of Par for the six months ended June 30, 2011 and 2012. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma combined financial statements. The unaudited pro forma consolidated balance sheet does not reflect any pro forma adjustments in respect to the Other Acquisitions as such transactions are already reflected in our historical balance sheet as of June 30, 2012.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma consolidated financial data is presented for informational purposes only. The unaudited pro forma consolidated financial data does not purport to represent what our results of operations or financial condition would have been had the Transactions or the Other Acquisitions occurred on the dates indicated, nor does it purport to project our results of operations or financial condition for any future period or as of any future date. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma combined financial statements.

The unaudited pro forma consolidated statements of operations give effect to adjustments that are (i) directly attributable to the Transactions or the acquisitions of Anchen and Edict (the “Other Acquisitions”), (ii) factually supportable and (iii) expected to have a continuing impact. The unaudited pro forma consolidated balance sheet gives effect to adjustments that are (i) directly attributable to the Transactions and the Other Acquisitions and (ii) factually supportable, regardless of whether they have a continuing impact or are non-recurring.

The Acquisition will be accounted for using the acquisition method of accounting. The pro forma information presented for the Transactions and the acquisition of Edict, including allocations of purchase price, is based on preliminary estimates, available information and assumptions and will be revised as additional information becomes available. The actual adjustments to our consolidated financial statements upon the closing of the Transactions will depend on a number of factors, including additional information and our net assets on the closing date of the Acquisition. Therefore, the actual adjustments will differ from the pro forma adjustments and the difference may be material.

The final purchase price allocation for the Transactions and the acquisition of Edict is dependent on, among other things, the finalization of asset and liability valuations. We have not completed the valuation studies necessary to finalize the estimates of fair values of the assets we have acquired and liabilities we have assumed and the related allocation of purchase price. We have allocated the total estimated purchase price for the Transactions, calculated as described in Note (c) to the unaudited pro forma combined balance sheet, to the assets acquired and liabilities assumed based on preliminary estimates of their fair values. A final determination of these fair values will reflect our consideration of a final valuation prepared by third-party appraisers. This final valuation will be based on the actual net tangible and identifiable intangible assets that will exist as of the date of the Acquisition. Any final adjustment will change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma combined financial statements, including a change to goodwill and a change to the amortization of tangible and identifiable intangible assets.

The adjustments to the unaudited pro forma combined financial data are based upon available information and certain assumptions that we believe are reasonable and exclude certain non-recurring charges that will be incurred in connection with the Transactions and recognized in the twelve months following, including: (i) amortization of estimated inventory fair value step-up of approximately $35.6 million expected to impact cost of goods sold in the fourth quarter of 2012 and into fiscal year 2013; (ii) the acceleration of stock-based compensation expense of $26.2 million; and (iii) certain expenses related to the Transactions that may be required to be expensed by accounting standards, currently estimated at approximately $64.2 million.

Unaudited Pro Forma Combined Balance Sheet As of June 30, 2012

	Par Pharmaceutical Companies, Inc. Historical	Adjustments Related to the Transactions(a)		Pro forma
	$ in thousands
Cash and cash equivalents	$241,527	$(161,527	)(b),(d)	$80,000
Available for sale marketable debt securities	19,459	(19,459	)(b),(d)	—
Accounts receivable, net	156,067	—		156,067
Inventories	89,247	35,553	(c)	124,800
Prepaid expenses and other current assets	24,450	—		24,450
Deferred income tax assets	45,080	—		45,080
Income taxes receivable	11,358	—		11,358

Current assets	587,188	(145,433)		441,755
Property, plant and equipment, net	102,373	26,535	(c)	128,908
Intangible assets, net	289,037	1,098,663	(c)	1,387,700
Goodwill	309,551	549,443	(c)	858,994
Other assets	13,567	53,442	(b),(e)	67,009
Non-current deferred income tax assets, net	—	—		—

Assets	$1,301,716	$1,582,650		$2,884,366

Current portion of long-term debt	30,625	(20,825	)(b),(f)	9,800
Accounts payable	37,203	—		37,203
Payables due to distribution agreement partners	64,971	—		64,971
Accrued salaries and employee benefits	13,840	—		13,840
Accrued government pricing liabilities	28,468	—		28,468
Accrued legal fees	7,237	—		7,237
Accrued legal settlements	82,800	—		82,800
Payable to former Anchen securityholders	12,630	—		12,630
Accrued expenses and other current liabilities	21,983	—		21,983

Current liabilities	299,757	(20,825)		278,932
Long-term liabilities	24,211	—		24,211
Non-current deferred tax liabilities	26,722	429,478	(c)	456,200
Long-term debt, less current portion	306,250	1,144,150	(b),(f)	1,450,400

Liabilities	656,940	1,552,803		2,209,743
Equity	644,776	29,847	(g)	674,623

Liabilities and stockholders’ equity	$1,301,716	$1,582,650		$2,884,366

See accompanying notes to the unaudited pro forma combined balance sheet

Notes to the Unaudited Pro Forma Combined Balance Sheet

(a)	The unaudited pro forma combined balance sheet gives effect to the following pro forma adjustments related to the Transactions and reflects the related issuance of debt consisting of the Senior Credit Facilities and the notes offered hereby, the payment of Acquisition consideration, the repayment of historical debt and fees and expenses incurred in connection with the Transactions. This pro forma combined balance sheet gives effect to the Transactions as if they occurred on June 30, 2012.

(b)	The following table summarizes the estimated sources and uses of funds for the Transactions assuming the closing occurred as of June 30, 2012. Actual amounts at closing may differ.

Sources of funds (in thousands)
Senior Credit Facilities
Senior Secured Term Loan(1),(2)	$980,000
Senior Secured Revolving Credit Facility(1),(3)	—
Notes offered hereby(2)	490,000
Equity contribution(4)	738,800

Sources of funds	$2,208,800

Uses of funds (in thousands)
Cash purchase of equity(5)	1,918,800
Cash on hand(6)	(260,986)
Existing debt(7)	336,875
Transaction fees and expenses(8)	134,111
Cash to balance sheet	80,000

Uses of funds	$2,208,800

(1)	The Senior Credit Facilities will be comprised of a $980.0 million senior secured term loan and a $150.0 million senior secured revolving credit facility. The Senior Credit Facilities will also allow an aggregate of $250.0 million (or a greater amount if we meet certain specified financial ratios) in uncommitted incremental facilities, the availability of which will be subject to our meeting certain conditions.
(2)	Excludes potential OID or upfront payments with respect to the notes offered hereby and the senior secured term loan, as applicable.
(3)	Amounts available under the senior secured revolving credit facility will be reduced by letters of credit utilization. No letters of credit are expected to be outstanding at closing. We may further draw on the senior secured revolving credit facility at closing to (i) pay fees and expenses related to the Transactions, (ii) to replace, backstop or cash-collateralize letters of credit, if any, and (iii) to fund working capital needs of up to $25.0 million.
(4)	Represents cash to be invested by the Sponsor (including one or more potential co-investors). Certain managers of the Company will be given the opportunity to roll over shares of common stock and stock options in connection with the Acquisition, and the amount of the cash equity investment needed to finance the Acquisition will be reduced by the value of the rolled shares and stock options. The table above disregards any potential management rollover of shares or stock options and management investment in Parent because the total value of such management rollover and investment is currently unknown.

The cash equity investment may change as a result of one or more of the following, and any such difference may be significant:

•	additional cash generated or utilized between June 30, 2012 and the closing of the Transactions;

•	a decrease in the amount of our existing debt to be refinanced at the closing of the Transactions from the estimated amount above;

•	any borrowings under the senior secured revolving credit facility at closing, as described in note (3); and

•	the difference between actual and expected Transaction fees and expenses.

(5)	Based on a cash purchase price of $50.00 per share of Par’s common stock. Assumes (i) 36,833,149 outstanding shares of common stock (including restricted shares); (ii) 2,013,888 shares of common stock underlying outstanding options of the Company with an exercise price of $50.00 or less; (iii) 50,876 shares of common stock underlying outstanding performance share units of the Company (calculated based on target level performance); (iv) 335,057 shares of common stock underlying outstanding restricted share units of the Company; (v) 217,906 shares of common stock underlying outstanding director stock units of the Company; and (vi) 1,992 shares of common stock to be issued pursuant to the Company’s employee stock purchase program.
(6)	Represents the $241.5 million of cash and cash equivalents and $19.5 million of available for sale marketable debt securities on the Company’s balance sheet as of June 30, 2012. If there is not enough cash on hand available at closing, the Issuer may draw on the senior secured revolving credit facility or the Sponsor may increase the equity contribution to fund the shortfall.
(7)	Represents the repayment of indebtedness outstanding under our existing term loan facility as of June 30, 2012.
(8)	Represents estimated fees and expenses associated with the Transactions, including commitment, placement and other financing fees, OID or upfront payments, financial advisory costs, transaction fee to an affiliate of TPG and other transaction costs and professional fees. All fees, expenses and other costs are estimates, and actual amounts may differ from those set forth in this offering circular.

(c)	The Acquisition will be accounted for using the acquisition method of accounting in accordance with FASB ASC 805 “Business Combinations.” The accounting standards require the estimated acquisition consideration to be allocated to assets, including identified intangible assets, which will be amortized over the respective useful lives for those deemed to have finite lives and liabilities based on their estimated fair values. The pro forma adjustments have been based on a preliminary estimate of fair value by management. The final purchase price allocation may include adjustments to any one of the following based on the final valuations received from an outside appraisal firm shortly after the completion of the Acquisition, and any such adjustment may be significant. The following table sets forth the preliminary allocation of consideration:

Allocation of consideration (in thousands)
Consideration paid to shareholders	$1,918,800
Less: historical carrying value of net assets acquired(1)	(638,084)

Step-up to be allocated	$1,280,716

Preliminary allocation (in thousands)
Inventory(2)	35,553
Fixed assets(3)	26,535
Identifiable intangibles(4)	1,098,663
Deferred tax liability(5)	(429,478)
Goodwill(6)	549,443

Preliminary allocation	$1,280,716

(1)	Represents the historical carrying value of equity of $644.8 million, net of pre-closing debt issuance costs to be written off of $6.7 million.
(2)	Represents the adjustment of historical inventories to their estimated fair value of $124.8 million.
(3)	Represents the adjustment of historical fixed assets to their estimated fair value of $128.9 million.
(4)	Represents the adjustment to reflect management’s preliminary assessment of the fair value of intangible assets, including developed products of $556.9 million, branded products of $155.7 million, trade name of $26.2 million and IPR&D products of $648.9 million.
(5)	Represents the impact on deferred taxes from the above adjustments at the applicable tax rate of approximately 37%.
(6)	The adjustment of goodwill of $549.4 million represents the excess of total pro forma goodwill over historical goodwill of $309.6 million.

(d)	The total adjustment to the cash and cash equivalents and available for sale marketable debt securities reflects the following:

Sources of funds	$2,208,800
Cash purchase of equity	(1,918,800)
Existing debt	(336,875)
Transaction fees and expenses	(134,111)

Net change in cash and cash equivalents and available for sale marketable debt securities	$(180,986)

(e)	The amount of the adjustment to Other assets reflects the increase in debt issuance costs of $60.1 million related to the Senior Credit Facilities and notes offered hereby that are required to be capitalized, net of $6.7 million of our existing unamortized debt issuance costs. The new deferred debt issuance costs will be amortized utilizing a weighted average maturity of 7.3 years under the effective interest rate method. The amortization of debt issuance costs is reflected as a pro forma adjustment to the Unaudited Pro Forma Combined Statements of Operations.

Deferred financing costs	$60,134
Elimination of existing unamortized debt issuance costs	(6,692)

Net change in other assets	$53,442

(f)	The total adjustment to the current portion of long-term and long-term debt reflects the following:

Current portion of long-term debt on the senior secured term loan(1)	$9,800
Existing current portion of long-term debt	(30,625)

Net change in the current portion of long-term debt	$(20,825)

Senior secured term loan, net of current portion	970,200
Notes offered hereby	490,000
Existing debt	(306,250)
Original issue discount(2)	(9,800)

Net change in long-term debt	$1,144,150

(1)	Represents principal payments under the senior secured term loan to be made within one year. Such payments are equal to 0.25% of the aggregate principal amount outstanding ($980.0 million) and are due on the last business day of each March, June, September and December.
(2)	Represents the expected original issue discount on the Senior Secured Term Loan and represents 1% of the gross proceeds from the Senior Credit Facilities.

(g)	Represents the application of purchase accounting and certain expenses payable by us associated with the Transactions which were not capitalized.

$ in thousands
Equity contribution	$738,800
Historical carrying value of equity	(644,776)
Non-capitalized transaction costs and fees	(64,177)

Net change in equity	$29,847

Unaudited Pro Forma Combined Statement of Operations

For the Twelve Months Ended December 31, 2011

	Par Pharmaceutical Companies, Inc. Historical	Anchen Historical(f)	Edict Historical(g)	Anchen Acquisition Adjustments(f)		Edict Acquisition Adjustments(g)	Adjustments Related to the Transactions		Pro forma (a)
	$ in thousands
Net product sales	$887,495	$107,145	$—	$—		$—	$—		$994,640
Other product related revenues	38,643	8,364	—	—		—	—		47,007

Total revenues	926,138	115,509	—	—		—	—		1,041,647
Cost of goods sold, excluding amortization expense	526,288	46,786	—	(238)		—	—		572,836
Amortization expense	13,106	—	—	12,094		250	68,403	(b)	93,853

Total cost of goods sold	539,394	46,786	—	11,856		250	68,403		666,689

Gross margin	$386,744	$68,723	$—	$(11,856)		$(250)	$(68,403)		$374,958

Research and development	46,538	45,152	3,168	—		—	—		94,858
Selling, general and administrative	173,378	37,827	—	(22,534)		(2,204)	2,738	(i),(j)	189,205
Intangible asset impairment	—	—	—	—		—	—		—
Settlements and loss contingencies, net	190,560	—	—	—		—	—		190,560
Restructuring costs	26,986	—	—	—		—	—		26,986

Total operating expenses	437,462	82,979	3,168	(22,534)		(2,204)	2,738		501,609
Gain on sale of product rights and other	125	—	—	—		—	—		125

Operating (loss) income	(50,593)	(14,256)	(3,168)	10,678		1,954	(71,141)		(126,526)
Other income (expense), net	237	5,554	—	(3,203)		—	—		2,588
Interest income	736	1,131	—	(1,131)		—	(736	)(c)	—
Interest expense	(2,676)	(5)	—	(9,471)		—	(94,587	)(d)	(106,739)

(Loss) income from continuing operations before tax	(52,296)	(7,576)	(3,168)	(3,127)		1,954	(166,464)		(230,677)
(Benefit) provision for income taxes	(5,996)	(2,047)	(1,140)	(1,157	)(e)	723 (e)	(61,591	)(e)	(71,208)

(Loss) income from continuing operations after tax	$(46,300)	$(5,529)	$(2,028)	$(1,970)		$1,231	$(104,873)		$(159,469)

See accompanying notes to the unaudited pro forma combined statement of operations

Unaudited Pro Forma Combined Statement of Operations For the Six Months Ended June 30, 2011

	Par Pharmaceutical Companies, Inc. Historical	Anchen Historical(f)	Edict Historical(g)	Anchen Acquisition Adjustments(f)		Edict Acquisition Adjustments(g)	Adjustments Related to the Transactions		Pro forma (a)
	$ in thousands
Net product sales	$435,807	$71,301	$—	$—		$—	$—		$507,108
Other product related revenues	21,333	6,661	—	—		—	—		27,994

Total revenues	457,140	77,962	—	—		—	—		535,102
Cost of goods sold, excluding amortization expense	243,094	24,363	—	(156)		—	—		267,301
Amortization expense	5,367	—	—	6,903		125	34,640	(b)	47,035

Total cost of goods sold	248,461	24,363	—	6,747		125	34,640		314,336

Gross margin	$208,679	$53,599	$—	$(6,747)		$(125)	$(34,640)		$220,766

Research and development	18,787	19,067	1,903	—		—	—		39,757
Selling, general and administrative	93,101	7,952	—	(1,184)		(1,164)	1,653	(i),(j)	100,358
Intangible asset impairment	—	—	—	—		—	—		—
Settlements and loss contingencies, net	190,560	—	—	—		—	—		190,560
Restructuring costs	26,986	—	—	—		—	—		26,986

Total operating expenses	329,434	27,019	1,903	(1,184)		(1,164)	1,653		357,661
Gain on sale of product rights and other	—	—	—	—		—	—		—

Operating (loss) income	(120,755)	26,580	(1,903)	(5,563)		1,039	(36,293)		(136,895)
Other income (expense), net	—	(238)	—	—		—	—		(238)
Interest income	805	383	—	(383)		—	(805	)(c)	—
Interest expense	(301)	(2)	—	(5,849)		—	(47,234	)(d)	(53,386)

(Loss) income from continuing operations before tax	(120,251)	26,723	(1,903)	(11,795)		1,039	(84,332)		(190,519)
(Benefit) provision for income taxes	(20,587)	9,457	(685)	(4,364	)(e)	384 (e)	(31,203	)(e)	(46,998)

(Loss) income from continuing operations after tax	$(99,664)	$17,266	$(1,218)	$(7,431)		$655	$(53,129)		$(143,521)

See accompanying notes to the unaudited pro forma combined statement of operations

Unaudited Pro Forma Combined Statement of Operations For the Six Months Ended June 30, 2012

	Par Pharmaceutical Companies, Inc. Historical	Anchen Historical(f)	Edict Historical(g)	Anchen Acquisition Adjustments(f)	Edict Acquisition Adjustments(g)	Adjustments Related to the Transactions		Pro forma(a)
	$ in thousands
Net product sales	$549,920	$—	$—	$—	$—	$—		$549,920
Other product related revenues	15,885	—	—	—	—	—		15,885

Total revenues	565,805	—	—	—	—	—		565,805
Cost of goods sold, excluding amortization expense	303,175	—	—	—	—	—		303,175
Amortization expense	21,630	—	—	—	32	25,271	(b)	46,933

Total cost of goods sold	324,805	—	—	—	32	25,271		350,108

Gross margin	$241,000	$—	$—	$—	$(32)	$(25,271)		$215,697

Research and development	50,616	—	1,084	—	—	—		51,700
Selling, general and administrative	81,826	—	—	(1,079)	(738)	1,302	(h),(i),(j)	81,311
Intangible asset impairment	2,000	—	—	—	—	—		2,000
Settlements and loss contingencies, net	45,000	—	—	—	—	—		45,000
Restructuring costs	—	—	—	—	—	—		—

Total operating expenses	179,442	—	1,084	(1,079)	(738)	1,302		180,011
Gain on sale of product rights and other	—	—	—	—	—	—		—

Operating (loss) income	61,558	—	(1,084)	1,079	706	(26,573)		35,686
Other income (expense), net	—	—	—	—	—	—		—
Interest income	276	—	—	—	—	(276	)(c)	—
Interest expense	(6,163)	—	—	—	—	(47,160	)(d)	(53,323)

(Loss) income from continuing operations before tax	55,671	—	(1,084)	1,079	706	(74,009)		(17,637)
(Benefit) provision for income taxes	33,062	—	(390)	399 (e)	261 (e)	(27,383	)(e)	5,949

(Loss) income from continuing operations after tax	$22,609	$—	$(694)	$680	$445	$(46,626)		$(23,586)

See accompanying notes to the unaudited pro forma combined statement of operations

Unaudited Pro Forma Combined Statement of Operations For the Twelve Months Ended June 30, 2012

	Par Pharmaceutical Companies, Inc. Historical	Anchen Historical(f)	Edict Historical(g)	Anchen Acquisition Adjustments(f)	Edict Acquisition Adjustments(g)	Adjustments Related to the Transactions		Pro forma(a)
	$ in thousands
Net product sales	$1,001,608	$35,844	$—	$—	$—	$—		$1,037,452
Other product related revenues	33,195	1,703	—	—	—	—		34,898

Total revenues	1,034,803	37,547	—	—	—	—		1,072,350
Cost of goods sold, excluding amortization expense	586,369	22,423	—	(82)	—	—		608,710
Amortization expense	29,369	—	—	5,191	157	59,034	(b)	93,751

Total cost of goods sold	615,738	22,423	—	5,109	157	59,034		702,461

Gross margin	$419,065	$15,124	$—	$(5,109)	$(157)	$(59,034)		$369,889

Research and development	78,367	26,085	2,349	—	—	—		106,801
Selling, general and administrative	162,103	29,875	—	(22,429)	(1,778)	2,387	(h),(i),(j)	170,158
Intangible asset impairment	2,000	—	—	—	—	—		2,000
Settlements and loss contingencies, net	45,000	—	—	—	—	—		45,000
Restructuring costs	—	—	—	—	—	—		—

Total operating expenses	287,470	55,960	2,349	(22,429)	(1,778)	2,387		323,959
Gain on sale of product rights and other	125	—	—	—	—	—		125

Operating (loss) income	131,720	(40,836)	(2,349)	17,320	1,621	(61,421)		46,055
Other income (expense), net	237	5,792	—	(3,203)	—	—		2,826
Interest income	207	748	—	(748)	—	(207	)(c)	—
Interest expense	(8,538)	(3)	—	(3,622)	—	(94,513	)(d)	(106,676)

(Loss) income from continuing operations before tax	123,626	(34,299)	(2,349)	9,747	1,621	(156,141)		(57,795)
(Benefit) provision for income taxes	47,653	(11,504)	(845)	3,606 (e)	600 (e)	(57,771	)(e)	(18,261)

(Loss) income from continuing operations after tax	$75,973	$(22,795)	$(1,504)	$6,141	$1,021	$(98,370)		$(39,534)

See accompanying notes to the unaudited pro forma combined statement of operations

NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

(a)	The unaudited pro forma combined statement of operations have been prepared to reflect the application of purchase accounting under FASB ASC 805, “Business Combinations,” for the acquisitions of Anchen and Edict and the Transactions. The unaudited pro forma combined statement of operations for the fiscal year ended December 31, 2011, the six-month periods ended June 30, 2011 and 2012 and the twelve-month period ended June 30, 2012 have been prepared to illustrate the effects of the Transactions as if it had occurred on January 1, 2011.

(b)	These adjustments represent the amortization expense associated with intangible assets recorded at fair value pursuant to FASB ASC 805, “Business Combinations.” These provisional measurements of fair value reflected are subject to change. Such changes could be significant. The determinations of the useful lives were based upon expected future cash flows.

			Depreciation & Amortization
	Estimated Weighted Average Useful Life	Estimated Fair Value	Fiscal Year Ended December 31, 2011	Six Months Ended June 30, 2011	Six Months Ended June 30, 2012	Twelve Months Ended June 30, 2012
	$ in thousands
Developed products	7 years	$556,900	$79,557	$39,779	$39,779	$79,557
Branded products	12 years	155,700	12,975	6,488	6,488	12,975
Trade name	25 years	26,200	1,048	524	524	1,048
IPR&D	Indefinite	648,900	—	—	—	—

Acquired intangibles		$1,387,700	$93,580	$46,791	$46,791	$93,580
Fixed asset step-up	13 years	26,535	1,988	994	994	1,988
Less: Historical amortization expense			(14,821)	(6,117)	(22,482)	(31,186)
Less: Pro forma amortization for the Anchen acquisition			(12,094)	(6,903)	—	(5,191)
Less: Pro forma amortization for the Edict acquisition			(250)	(125)	(32)	(157)

Net pro forma adjustment to depreciation and amortization expense			$68,403	$34,640	$25,271	$59,034

Incremental amortization expense related to amortizable intangible assets have been included for the acquisition of Anchen and Edict because our reported amortization expense did not include a full-year of amortization expense related to the acquired assets for the fiscal year ended December 31, 2011 and the twelve-month period ended June 30, 2012. The acquisitions of Anchen and Edict were completed on November 17, 2011 and February 17, 2012, respectively. The pro forma adjustments for the fiscal year ended December 31, 2011 represent an additional 10.5 months of amortization expense for Anchen and 12 months of amortization expense for Edict. The pro forma adjustments for the six-month period ended June 30, 2011 represent an additional six months of amortization expense for both Anchen and Edict. The pro forma adjustments for the six-month period ended June 30, 2012 represent an additional one and a half months of amortization expense for Edict. The pro forma adjustments for the twelve-month period ended June 30, 2012 represent an additional four and a half months for amortization expense for Anchen and an additional seven and a half months of amortization expense for Edict. Depreciation expense has also been included for the periods presented to reflect the incremental expense from recording our plant, property and equipment at fair value. Depreciation and amortization related to the fair value of the fixed asset step-up and finite-lived intangible assets is reflected in cost of good sold, which is consistent with our historical caption presentation for these expenses.

(c)	Represents the elimination of historical interest income, as substantially all interest-bearing cash and cash equivalents and available for sale marketable debt securities will be used to fund the repayment of a portion of the total amounts owed and outstanding on the Company’s existing debt.

(d)	Represents estimated interest expense resulting from our new capital structure upon consummation of the Transactions and was calculated as follows:

	Fiscal Year Ended December 31, 2011	Six Months Ended June 30, 2011	Six Months Ended June 30, 2012	Twelve Months Ended June 30, 2012
	$ in thousands
Cash interest from the debt requirements of the Transaction(1),(3)	$98,539	$49,340	$49,058	$98,257
Amortization of deferred financing costs(2),(3)	8,200	4,046	4,265	8,419

Pro forma interest expense	$106,739	$53,386	$53,323	$106,676
Less: Historical interest expense	(2,676)	(301)	(6,163)	(8,538)
Less: Pro forma interest for the Anchen acquisition	(9,476)	(5,851)	—	(3,625)

Net adjustment to interest expense	$94,587	$47,234	$47,160	$94,513

(1)	Represents interest on borrowings of $980.0 million under the senior secured term loan facility and $490.0 million aggregate principal under the notes offered hereby that are expected to accrue interest at a blended interest rate of 6.7%, as well as an annual commitment fee of 0.5% on the unused capacity of the senior secured revolving credit facility of $150.0 million.
(2)	Represents annual amortization expense on $60.1 million of debt issuance costs and $9.8 million of assumed original issue discount, utilizing a weighted average maturity of 7.3 years under the effective interest rate method.
(3)	A 0.125% increase in the assumed blended interest rate on the senior secured term loan facility and notes offered hereby would increase our pro forma interest expense by approximately $1.8 million for the fiscal year ended December 31, 2011 and the twelve-month period ended June 30, 2012 and $0.9 million for the six-month periods ended June 30, 2011 and 2012. The Senior Credit Facility is expected to include a LIBOR floor of 1.25% which at June 30, 2012 is in excess of the specified LIBOR rate.

(e)	Reflects the tax effect of the pro forma adjustments and the pro forma impact of the inclusion of a tax provision for the condensed combined operating results of Par Pharmaceutical Companies, Inc., Anchen Incorporated, Anchen Pharmaceuticals, Inc. and Edict Pharmaceuticals Private Limited each at an estimated tax rate of approximately 37%.

(f)	The acquisition of Anchen was completed on November 17, 2011. This adjustment records the impact to revenue and expenses as if the acquisition occurred on January 1, 2011 (the first day of our fiscal year ended December 31, 2011). The historical results of Anchen have been adjusted to give effect to pro forma events that are (1) directly attributable to the Anchen acquisition, (2) factually supportable and (3) are expected to have a continuing impact on combined financial results. These include:

•

Adjustment to historical selling, general and administrative expense for certain advisory, legal and regulatory costs that were directly attributable to the Anchen acquisition but are not expected to have a continuing impact on our results of operations prospectively;

•

Adjustment to historical cost of goods sold for amortization expense related to the value of finite-lived intangible assets acquired in conjunction with the Anchen acquisition and recorded at fair value pursuant to FASB ASC 805, “Business Combinations;”

•

Adjustment to historical cost of goods sold to reflect the terms of the amended supply agreement with Anchen’s affiliate, TWI Pharmaceuticals. Prior to the Anchen acquisition, TWI Pharmaceuticals manufactured a product under a fully allocated cost (which included manufacturing and distribution costs as well as general and administrative expenses) plus a 12% mark-up. In connection with the Anchen acquisition, the terms of the supply agreement with TWI Pharmaceuticals were amended to eliminate general and administrative expenses and increase the mark up to 25%. The impact of the revised amendment was a decrease in cost of goods sold of $0.2 million for the fiscal year ended December 31, 2011, $0.2 million for the six-month period ended June 30, 2011, $0.0 million for the six-month period ended June 30, 2012 and $0.1 million for the twelve-month period ended June 30, 2012;

•

Adjustment to historical interest expense to reflect increases resulting from the incremental interest expense (including the amortization of debt issuance costs, such as underwriting fees, upfront fees and legal fees) associated with the new indebtedness issued in connection with the Anchen acquisition;

•	Adjustment to historical interest income to reflect lower interest income due to the use of our available cash balances to finance a portion of the Anchen acquisition; and

•

Adjustment to other income (expense), net to reflect the reversal of $3.2 million recorded as a gain on sale of Anchen’s investment in preferred shares of TWI Pharmaceuticals, since this investment was sold in connection with the Anchen acquisition.

Because (1) the unaudited pro forma condensed combined statement of operations have been prepared to reflect the application of purchase accounting under FASB ASC 805, “Business Combinations,” and (2) the Transactions are expected to have a material impact on our capital structure, certain these adjustments (e.g., amortization expense, interest expense, and interest income) should be considered in conjunction with pro forma adjustments (a) through (e) above.

(g)	The acquisition of Edict was completed on February 17, 2012. This adjustment records the impact to revenue and expenses as if the acquisition occurred on January 1, 2011 (the first day of our fiscal year ended December 31, 2011). The historical results of Edict have been adjusted to give effect to pro forma events that are (1) directly attributable to the Edict acquisition, (2) factually supportable and (3) are expected to have a continuing impact on combined financial results. These include:

•

Adjustment to historical selling, general and administrative expense for certain advisory, legal and regulatory costs that were directly attributable to the Edict acquisition but are not expected to have a continuing impact on our results of operations prospectively; and

•

Adjustment to historical cost of goods sold for amortization expense related to the value of finite-lived intangible assets acquired in conjunction with the Edict acquisition and recorded at fair value pursuant to FASB ASC 805, “Business Combinations.”

Because (1) the unaudited pro forma condensed combined statement of operations have been prepared to reflect the application of purchase accounting under FASB ASC 805, “Business Combinations,” and (2) the Transactions are expected to have a material impact on our capital structure, certain these adjustments (e.g., amortization expense, interest expense and interest income) should be considered in conjunction with pro forma adjustments (a) through (e) above.

(h)	Reflects the elimination of advisory, legal and regulatory costs that were directly attributable to the Transactions but are not expected to have a continuing impact on our results of operations prospectively.

(i)	Reflects a management fee payable to an affiliate of TPG equal to the lesser of (i) 1% of Adjusted EBITDA or (ii) $4.0 million pursuant to a new management services agreement that we expect to enter into in connection with the Transactions. See “Certain Relationships and Related Party Transactions.”

(j)	Certain managers of Par will be given the opportunity to rollover stock options and shares of common stock in connection with the Acquisition. These unaudited pro forma statements of operations disregard any potential management rollover of stock options and shares of common stock because the accounting impact of such management rollover is currently unknown.

Forward-Looking Statements

Certain statements made in the Selected Information reflect the Company’s expectations regarding future events and, accordingly, are subject to risks and uncertainties. These statements are based on the Company’s opinions, expectations, beliefs, plans, objectives, assumptions and projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “foresees,” “predicts,” “forecasts,” “continuing,” “ongoing,” “maintains,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout the Selected Information and include statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, the ability of third parties to fulfill their obligations relating to the proposed transactions, including providing financing under current financial market conditions; the closing of the transactions described in the Merger Agreement; future operations; future financial performance, trends and future events, particularly relating to sales of current products and the development, approval and introduction of new products; Food and Drug Administration (“FDA”) and other regulatory applications, approvals and actions; market position and expenditures; the continuation of historical trends; the Company’s ability to operate its business under its new capital and operating structure; and the sufficiency of the Company’s cash balances and cash generated from operating and financing activities for future liquidity and capital resource needs.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, those described in the Company’s periodic and current reports filed with the SEC.

Although the Company bases these forward-looking statements on assumptions that it believes are reasonable when made, the Company cautions you that forward-looking statements are not guarantees of future performance and that the Company’s actual results of operations, financial condition and liquidity, and the development of the industry in which the Company operates may differ materially from those made in or suggested by the forward-looking statements contained in the Selected Information. In addition, even if the Company’s results of operations, financial condition and liquidity, and the development of the industry in which the Company operates are consistent with the forward-looking statements contained in the Selected Information, those results or developments may not be indicative of results or developments in subsequent periods.

Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements that the Company makes in the Selected Information speak only as of the date of those statements, and the Company undertakes no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Important Notice and Additional Information

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by an affiliate of TPG. In connection with the proposed transaction, the Company has filed with the SEC and mailed to its security holders a definitive proxy statement and filed other related documents with the SEC. Investors and stockholders of the Company are advised to read the definitive proxy statement and these other materials because they contain important information about Par and the proposed transaction. Investors and stockholders may obtain a free copy of the definitive proxy statement and other documents filed by the Company with the SEC at the SEC web site at www.sec.gov. Copies of the definitive proxy statement and other filings made by Par with the SEC can also be obtained, free of charge, by directing a request to Par Pharmaceutical Companies, Inc., 300 Tice Boulevard, Woodcliff Lake, NJ 07677, Attn: Investor Relations. The definitive proxy statement and such other documents are also available for free on the Company’s web site at www.parpharm.com as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC.

Participants in the Solicitation

The Company and its directors and officers and other persons may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed acquisition transaction. Information regarding the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2012 Annual Meeting of Stockholders, which was filed with the SEC on March 30, 2012, and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on February 28, 2012. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement relating to the proposed acquisition and other relevant materials filed with the SEC. Investors should read the definitive proxy statement carefully before making any voting or investment decisions.